Exhibit 10.2(b)
FIRST AMENDMENT
TO THE
EXECUTIVE EMPLOYMENT AGREEMENT
BETWEEN BANK RHODE ISLAND, BANCORP RHODE ISLAND, INC.
and LINDA H. SIMMONS
THIS First Amendment to the Executive Employment Agreement (this “First Amendment”), dated as of December 20, 2010 is by and among Bank Rhode Island (the “Bank”), Bancorp Rhode Island, Inc. (the “Company”) and Linda H. Simmons (“Executive”).
WHEREAS, the Bank, the Company and Executive are parties to that certain Executive Employment Agreement dated as of February 20, 2007 (the “Employment Agreement”); and
WHEREAS, Executive is presently employed by the Bank and Company pursuant to the terms of the Employment Agreement, and
WHEREAS, the Bank, the Company and Executive now wish to amend the Employment Agreement to comply with the provisions of Section 409A of the Internal Revenue Code in accordance with IRS Notice 2010-6.
NOW, THEREFORE, effective as of January 1, 2009, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1. Section 1.8(b) of the Employment Agreement is amended to read as follows:
“(b) Disability. In the event of Executive’s ‘disability’ (as defined below) during the term of her employment under this Agreement, the Bank shall continue to pay Executive her base salary (reduced by any benefits she may be entitled to receive under any state or federal disability insurance program, such as Rhode Island temporary disability insurance or federal social security) for a period of six months from the date of ‘disability.’ For purposes of this Agreement, ‘disability’ shall mean that Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank or the Company.”
2. Section 2.1 of the Employment Agreement is amended by adding the following at the end thereof:
“The Severance Benefit shall begin to be made within 30 days of Executive’s termination of employment. If the 30-day period begins in one calendar year and ends in a second calendar year, then the Severance Benefit shall begin to be made in the second calendar year.”

3. Section 3.6 of the Employment Agreement is amended by adding the following at the end thereof:
“If the Past Service Amount and Severance Payment are to be made within 30 days of the date of termination of Executive’s employment, and the 30-day period begins in one calendar year and ends in a second calendar year, then such amount shall be payable in the second calendar year.”
4. Section 3.8 of the Employment Agreement is amended by adding the following at the end thereof:
“If the 30-day period begins in one calendar year and ends in a second calendar year, then such payment shall be made in the second calendar year.”
5. The Employment Agreement is amended by adding the following Section 5 immediately after the end of Section 4.12:
“5. Section 409A.
(a) Anything in this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that Executive is a ‘specified employee’ within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement on account of Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable until and such benefit shall not be provided until the date that is the earlier of (A) the later of (i) six months and one day after Executive’s separation from service or (ii) such later date as required by IRS Notice 2010-6, or (B) Executive’s death. If any such delayed payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid or provided during the six-month period but for the application of this provision and adjusted by the Interest Factor (as defined herein), and the balance of the installments shall be payable in accordance with their original schedule. For purposes of this Agreement, the ‘Interest Factor’ shall mean the product of the six-month Certificate of Deposit annualized yield rate as offered by the Bank for the date on which a payment would have been made but for the delay required under Section 2.1 or Section 3.6 of this Agreement multiplied by a fraction, the numerator of which is the number of days by which such payment was delayed and the denominator of which is 365.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or the Bank or incurred by Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c) To the extent that any payment or benefit described in this Agreement constitutes ‘non-qualified deferred compensation’ under Section 409A of the Code, and to the extent that such payment or benefit is payable upon Executive’s termination of employment, then such payments or benefits shall be payable only upon Executive’s ‘separation from service.’ The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
(d) In the event an amount is payable under Section 3.6 on account of a Change in Control or a Takeover Transaction that is not considered a change in ownership or effective change of the Company or the Bank or a change in the ownership of a substantial portion of the assets of the Company or the Bank within the meaning of Section 409A of the Code and the regulations promulgated thereunder and if such an amount is considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then the form of payment shall follow the same form of payment provided by Section 2.1.
(e) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(f) The Company and the Bank make no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.”
6. Upon and after the date of this First Amendment, all references to the Employment Agreement shall mean the Employment Agreement as amended by this First Amendment. Except as expressly provided in this First Amendment, the execution and delivery of this First Amendment does not and will not amend, modify, or supplement any provision of the Employment Agreement, and, except as specifically provided in this First Amendment, the Employment Agreement shall remain in full force and effect.

7. This First Amendment shall be construed according to and governed by the laws of the State of Rhode Island without reference to its conflicts of laws rules.
8. If any provision of this First Amendment is adjudicated to be invalid, illegal or unenforceable, in whole or in part, it will be deemed omitted to that extent and all other provisions of this First Amendment will remain in full force and effect.
9. This First Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.
10. This First Amendment may be executed in one or more counterparts (which may include signature pages delivered by facsimile or other electronic means), each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.
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IN WITNESS WHEREOF, the undersigned have executed this First Amendment on the date set forth above.

BANCORP RHODE ISLAND, INC.

By:	/s/ Merrill W. Sherman
Name: Merrill W. Sherman
Title: President & CEO

BANK RHODE ISLAND

By:	/s/ Merrill W. Sherman
Name: Merrill W. Sherman
Title: President & CEO

EXECUTIVE

/s/ Linda H. Simmons

Linda H. Simmons